EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 22nd day of September 2003.

BETWEEN:

     MEDICURE INC.,
a corporation incorporated under the federal laws of Canada,
(hereinafter referred to as the “Employer”),

- and -

     MORAY MERCHANT
of the City of Winnipeg, in the Province of Manitoba,
(hereinafter referred to the "Employee").

                WHEREAS the Employer is engaged in the Business;

                AND WHEREAS the Employer desires to employ or to continue to employ the Employee in its Business, and the Employee desires to be so employed or to be so continued to be employed;

                NOW THEREFORE in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.            Definitions

                Capitalized terms used in this Agreement shall have the meanings set forth in Schedule A hereto.

2.             Employment

                The Employer hereby agrees to employ the Employee for the purpose set forth in Schedule B attached hereto, and the Employee hereby accepts such employment, all on the terms and conditions herein set forth.

3.            Commencement and Termination

(a)	Employment shall commence on the date set forth in Schedule B, and shall continue until this Agreement is terminated by either party hereto in accordance with the provisions hereof.

(b)
Either party may terminate this Agreement at any time, without cause, on two weeks written notice to the other party or, in the case of termination by the Employer, payment of the Employee’s salary for two weeks in lieu of such notice. The Employer may terminate this Agreement at any time for cause immediately upon notifying the Employee in writing to this effect. For purposes of this Agreement, “cause” shall include any breach of this Agreement by the Employee, receipt by the Employer of notice from any client or customer of the Employer that the performance of the Employee is unsuitable, or, subject to the Employer’s duty to reasonably attempt to accommodate the Employee, in the event the Employee becomes “totally disabled”. For certainty, “totally disabled” means the occurrence of:

	(i)	a court of competent jurisdiction making an order certifying the mental incompetency of the Employee, or appointing a committee or legal guardian to administer the estate of the Employee; or

(ii)
the Employee being incapable of performing his normal responsibilities in connection with the operation of the business of the Employer, on a full-time basis or on a part-time basis, such incapacity being caused by disease, bodily injury, mental infirmity or drug or alcohol abuse and continuing for a period of 180 consecutive days.

(c)
Notwithstanding paragraph (b) of this section 3, in the event the Employee has not already been employed by the Employer for at least six months, the first six months of employment under this Agreement shall be considered a probationary period, during which period such employment may be terminated by the Employer without notice and without payment in lieu of notice if the Employee’s services are not satisfactory to the Employer.

(d)
In the event the Employee seeks to terminate this Agreement but does not provide two weeks notice as required by paragraph (b) of this section 3, the Employer may recover an equivalent amount from the Employee in lieu of such notice by set off against any and all amounts then owing by the Employer to the Employee including, without limitation, vacation pay.

(e)
In the event of any termination of employment under this Agreement for any reason whatsoever, the Employee acknowledges and agrees that the Employee will have no claim against the Employer for damages or otherwise except for accrued remuneration due and owing to the Employee as of the effective date of such termination.

(f)
Notwithstanding any other provision of this section 3, this Agreement shall terminate immediately upon any termination of any contract which the Employer has entered into and which is referred to in Schedule B.

(g)
In the event of any termination of employment under this Agreement for any reason whatsoever, or upon the request of the Employer from time to time, the Employee shall immediately return to the Employer all materials, including all copies in whatever form, containing any Confidential Information which are in the Employee’s possession or under the Employee’s control, together with anything else that could provide access to any Confidential Information as well as all records or personal notes of any nature whatsoever prepared by the Employee and relating to work performed by the Employee while employed by the Employer, including all copies in whatever form as well as all other property of the Employer then in the possession or under the control of the Employee including, without limitation, all computer equipment (hardware, software, and documentation), all other equipment, all tools, all materials, all merchandise, and all promotional information of any nature whatsoever.

4.             Compensation

                The Employee’s compensation shall be the amount calculated and paid in the manner set forth in Schedule B.

5.            General Duties

                During the period of employment of the Employee by the Employer, the Employee shall:

(a)	devote full working time and best efforts, judgment, skill, and ability to the performance of all duties as may be assigned to the Employee by the Employer, from time to time;

(b)
comply with all lawful instructions of the Employer as may be in effect from time to time, and abide by any and all rules, policies, and procedures enacted by the Employer and brought to the attention of the Employee as same may be in effect from time to time including, without limitation, those regarding attendance, professional conduct, and security;

(c)
reflect the highest standards of integrity, honesty, and responsibility in dealings with the Employer’s or its Affiliates’ clients, prospective clients, customers, prospective customers, suppliers, and employees; and

(d)	use his best efforts to faithfully, honestly, and diligently serve and endeavor to further the best interests of the Employer.

6.            Confidential Information

                The Employee acknowledges that during the course of employment with the Employer the Employee may become aware of, see or receive copies of, have access to or become knowledgeable in respect of Confidential Information. The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to any Confidential Information, by virtue of being employed by the Employer or otherwise, and that the Employer or its Affiliates, clients, customers or suppliers, as the case may be, owns the Confidential Information.

7.            Non-Disclosure of Confidential Information

                At all times during the Employee's employment with the Employer and at all times subsequent thereto, the Employee shall:

(a)	keep in strictest confidence and trust all Confidential Information;

(b)	take all necessary precautions against unauthorized disclosure of any Confidential Information;

(c)	not directly or indirectly disclose, allow access to, transmit or transfer any Confidential Information to a third party; and

(d)	not copy or reproduce any Confidential Information except as may be reasonably required for the Employee to perform his duties for the Employer.

                For certainty, at all times during the Employee’s employment with the Employer and all times subsequent thereto, the Employee acknowledges that he shall not disclose or use any Confidential Information in any manner whatsoever except as reasonably required for the Employee to perform his duties for the Employer.

8.            Developments

                The Employee agrees to be bound by the Employer’s Developments Policy as set forth in Schedule C to this Agreement.

9.            Non-Competition

                The Employee agrees that while the Employee is employed by the Employer, and for a period of three (3) years immediately following the termination of the Employee’s employment with the Employer for any reason whatsoever, without the prior written approval of the President of the Employer, the Employee shall not, either individually or in partnership or in conjunction with any person, firm, association, syndicate, corporation or entity as principal, agent, shareholder, employee, owner, investor, partner (inactive or otherwise), director or officer of a corporation or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in or advised, to lend money to, and guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person, firm, association, syndicate, corporation or entity engaged in or concerned with or interested in, within North America, the Business, or any business similar to the Business carried on by the Employer or any Affiliate, or that could reasonably be viewed as being competitive with the Business of the Employer or any Affiliate.

                The Employee hereby agrees that all restrictions in this section 9 are reasonable and valid and all defences to the strict enforcement thereof by the Employer are hereby waived by the Employee.

10.           Non-solicitation

                The Employee agrees that while the Employee is employed by the Employer, and for two (2) years immediately following the termination of the Employee’s employment with the Employer for any reason whatsoever, the Employee shall not, without the prior written consent of the Employer, directly or indirectly, either personally or by agent or by letters, circulars or advertisements, whether on his own behalf or on behalf of any other person, firm, association, syndicate, corporation or entity:

(a)
contact, canvass, solicit, induce or attempt to induce or do business of a similar nature as that of the Employer, with any person, firm, association, syndicate, corporation, or entity which was a client, customer, employee of or an independent contractor to the Employer or any Affiliate at the time of such termination or any time during the twelve (12) month period immediately preceding such termination;

(b)
hire any employee of or independent contractor to the Employer or any Affiliate, or contact, canvass, solicit, induce or attempt to induce any person who was an employee of or an independent contractor to the Employer or any Affiliate at the time of such termination or any time during the twelve (12) month period immediately preceding such termination, to terminate their employment or independent contracting agreement with the Employer or any Affiliate.

                The Employee hereby agrees that all restrictions in this section 10 are reasonable and valid and all defences to the strict enforcement thereof by the Employer are hereby waived by the Employee.

11.           Security Clearance Requirements

                The Employee shall forthwith comply with each and every security clearance requirement communicated by the Employer to the Employee. In particular, the Employee acknowledges and agrees that continued employment by the Employer may be conditional upon the Employee complying with such security clearance requirements.

12.           Enforcement

                The Employee acknowledges and agrees that the Employee’s faithful observance of all covenants in this Agreement is an essential condition to his employment, and that the Employer requires absolute compliance. The Employee further acknowledges and agrees that damages may not be an adequate remedy to compensate the Employer for any breach of the Employee's obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available, the Employer shall be entitled to obtain relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. The Employee further acknowledges and agrees that any breach of this Agreement, including, without limitation, the Employer's Technology Protection Policy, if any, in effect from time to time, shall constitute grounds for discipline up to and including immediate termination of employment for cause.

13.           Entire Agreement

                This Agreement, together with any schedule which may be attached hereto from time to time, constitutes the entire agreement between the Employer and the Employee pertaining to the subject matter hereof and supercedes all prior formal and informal agreements, proposals, promises, inducements, representations, conditions, warranties, understandings, negotiations, and discussions, whether oral or written, of the Employer and the Employee.

14.           Governing Law

                This Agreement shall be governed by and interpreted in accordance with the laws in effect in the Province of Manitoba.

15.           No Assignment

                Neither this Agreement, nor any rights or obligations hereunder, shall be assignable by the Employee.

16.           Waivers

                No waiver by the Employer of any breach of any of the covenants, provisoes, conditions or stipulations herein contained, whether express or implied or negative or positive in form, by the Employee, shall have any effect or be binding upon the Employer unless the same shall be in writing under the authority of the Employer, and any waiver shall extend only to the particular breach so waived and shall not limit or affect the rights of the Employer with respect to any other or further breach by the Employee.

17.           Severability

                Each and every term and provision in this Agreement shall be severable, one from the other, and should any court of competent jurisdiction interpreting this Agreement determine any provision or term hereof to be void or unenforceable, then the same shall be struck from this

Agreement without in any way affecting the validity of any other term or provision of this Agreement.

18.           Time of the Essence

                Time shall in all respects be of the essence of this Agreement.

19.           Successors and Assigns

                This Agreement shall enure to the benefit of and be binding upon the Employer and the Employee, and their respective heirs, executors, administrators, successors, and other legal representatives and their respective successors.

20.           Gender and Number

                In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

THE EMPLOYEE HEREBY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS. The Employee acknowledges having received a fully executed copy of this Agreement.

                IN WITNESS WHEREOF the parties hereto have duly executed this Agreement on the day and year first written above.

MEDICURE INC.

Per:
Albert D. Friesen
President

(Witness)		Moray Merchant

SCHEDULE A

TO

MEDICURE INC.

EMPLOYMENT AGREEMENT

                DEFINITIONS

                For purposes of the Employment Agreement utilized by Medicure Inc. (the “Employer”), together with any Schedule thereto, the following capitalized terms shall have the following meanings:

1.	"Affiliate" means the Employer, together with any other corporation, regardless of its jurisdiction of incorporation, that:

	(a)	is a wholly owned subsidiary of the Employer; or

	(b)	is controlled by the Employer or by the same person that controls the Employer; or

	(c)	is the parent corporation of the Employer.

For greater certainty, if pursuant to the foregoing definition two corporations are each affiliated with a third corporation at the same time they are deemed to be affiliated with each other.

2.
"Agreement" means, collectively, the Employment Agreement executed by an Employee together with all Schedules then or thereafter attached thereto including, without limitation, the following Schedules:

	Schedule A -	Definitions
	Schedule B -	Purpose of Employment
	Schedule C -	Developments Policy

3.
“Business” means the business of planning, supporting, financing, conducting, negotiating, contracting, sub-contracting or otherwise conducting or planning to conduct the activities associated with research, development, clinical trials, regulatory testing, compliance, manufacturing, distribution, marketing, sales, licensing, sub-licensing or other exploitation of biotechnology products, and in particular such business in Canada and in the United States associated with the development of compounds which are currently or are planned for research and development by the Employer or any Affiliate and associated with target markets as selected by the Employer or any Affiliate.

4.	"Confidential Information" includes all of the following:

(a)
any and all versions of the technology and related documentation owned or marketed or being developed by the Employer or any Affiliate, as well as the software and documentation owned by the Employer's suppliers and used internally by the Employer, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, programmer's notes, electronic artwork, specifications, and source code listings;

	(b)	all Developments;

	(c)	any and all information regarding existing or proposed services of the Employer or any Affiliate;

(d)
any and all information regarding the Employer's or any Affiliate’s business operations, methods, and practices, including sources of information, sales leads, marketing strategies, product and service pricing, margins and hourly rates for staff and information regarding the financial affairs of the Employer or that Affiliate;

	(e)	any and all concepts or ideas in or reasonably related to the Business of the Employer or any Affiliate that are not generally known outside of the Employer or that Affiliate;

(f)
the names of the Employer's or any Affiliate’s clients or customers and the names of suppliers of computer services and software to the Employer or any Affiliate, and the nature of the Employer's or that Affiliate’s relationships with these clients, customers, and suppliers;

(g)
any and all technical and business information of or regarding the clients or customers of the Employer or any Affiliate obtained in order for the Employer or that Affiliate to provide such clients or customers with products and/or services, including information regarding the data processing requirements and the business operations, methods and practices, and product plans of such clients or customers;

	(h)	any and all information received from others that the Employer or any Affiliate is obligated to treat as confidential;

	(i)	all Trade Secrets;

	(j)	any other confidential or proprietary information in the possession or control of the Employer or any Affiliate, regardless of whether or not it has a copyright notice or a claim to copyright thereon;

(k)
any other information concerning or with respect to the Employer or any Affiliate and its respective business and affairs the dissemination of any knowledge whereof might prove prejudicial to the Employer or to that Affiliate; and

(l)
such information as a director, officer or senior employee of the Employer or any Affiliate may from time to time designate to the Employee as being included in the expression "Confidential Information";

whether the same may be contained in papers, microfilm, recordings, computer disks, magnetic storage or, without limitation, any other medium of storage of information; provided that Confidential Information does not include information which is or becomes generally available to the public without the fault of the Employee.

5.	"Developments" means:

(a) all reports, products, scientific, and technical information or material;

(b)
all inventions, devices, discoveries, concepts, ideas, algorithms, formulae, specifications, proposals, models, designs, processes, techniques, systems and improvements, test results and reports, analyses, simulation results, tables of operating conditions, materials, components, industrial skills, operating and testing procedures, know-how and show-how, whether patentable or not; and

(c)
all software, documentation, data, designs, reports, flowcharts, trademarks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the products owned, marketed, licensed or used by the Employer or any Affiliate;

conceived, developed, created, generated, produced or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment with the Employer and which:

(d) are complimentary to or could reasonably be viewed as being competitive with any of the products owned or marketed by the Employer or any Affiliate; or

(e) result from tasks assigned to the Employee by the Employer or any Affiliate; or

(f) result from the use of the premises or property (including equipment, supplies, materials or Confidential Information) owned, leased or licensed by the Employer or any Affiliate. .

Any Development so conceived, developed, created, generated, produced or reduced to practice shall constitute Confidential Information immediately upon such conception, development, creation, generation, production or reduction to practice

6.	"Trade Secrets" means all information concerning or with respect to the Employer or any Affiliate and its respective business and affairs that:

(a)
derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from the disclosure or use thereof; and

(B)	is the subject of efforts that are reasonable under the circumstances to maintain the secrecy thereof.

In essence, Trade Secrets are the distinctive features of the operations of the Employer or any Affiliate that make the products or services of that corporation, and the way that that corporation conducts business, special, even unique.

SCHEDULE B

TO

MEDICURE INC.

EMPLOYMENT AGREEMENT

PURPOSE OF EMPLOYMENT

Purpose of Employment:		Providing services to the Employer as
Vice President of Market Development

Commencement Date:		September 22, 2003

Hours:		Minimum 40 hours per week

Compensation:

•	Amount per annum:	$125,000 per annum

•	Payment:	Twice monthly

Benefits:

•	Vacation:	Three weeks paid vacation per year, standard vacation policy as per Medicure Inc. Employment Guidelines

•	Stock Options:
You will be provided with 100,000 stock options in Medicure Inc., price will be set on day of commencement and vest over 3 years, remain available for 5 years, subject to your continued employment with the Company.

•	Bonus:	Subject to your satisfactory and continued employment with the Company, Medicure Inc. will also provide bonuses and adjust base salary as licensing; product launch and sales milestones are achieved.

Contract (for purposes of section 3(f):		None

SCHEDULE C

TO

MEDICURE INC.
EMPLOYMENT AGREEMENT

DEVELOPMENTS POLICY

Violation of this Policy is grounds for discipline up to and including immediate dismissal for cause.

All Employees of Medicure Inc. (the "Employer") MUST comply with this Policy. By signing the Employer’s Employment Agreement, each Employee agrees as follows:

1.	To make full disclosure to the Employer of each Development promptly after its conception, development, creation, generation, production or reduction to practise.

2.
To be deemed to have assigned and transferred to the Employer, automatically upon the conception, development, creation, generation, production or reduction to practise of any Development, and without further consideration, all of the Employee’s right, title, and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights, and all other intellectual property rights therein, with such deemed assignment and transfer to be treated in all respects as a formal assignment in writing.

3.
To recognize the Employer as the exclusive owner of all of the Employee's right, title, and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

4.
To cooperate fully at all times during and subsequent to the Employee's employment with the Employer with respect to signing further documents and doing such acts and other things reasonably requested by the Employer to confirm such assignment and transfer of ownership of rights, including any and all intellectual property rights, effective at or after the time any Development is conceived, developed, created, generated, produced or reduced to practise and to obtain patents or copyrights or the like covering any Development.

5.	To not require the Employer, its successors, assignees, and licensees to designate the Employee as the author of any Development.

6.
To be deemed to have waived in whole all moral rights which the Employee may have in any Development, including the right to the integrity of the Development, the right to be associated with the Development, the right to restrain or claim damages for any distortion, mutilation or other modification of the Development, and the right to restrain use or reproduction of any Development in any context and in connection with any product, service, cause or institution, with such deemed waiver to be treated as a formal waiver in writing.

7.	To not knowingly infringe the intellectual property rights, including copyright, of any third party in the Employee’s work creating any Development.